Exhibit 99.1
H&R Block Announces Realignment of Organization
More resources to be allocated to client growth initiatives
For Immediate Release: May 19, 2010
     KANSAS CITY, Mo. — H&R Block (NYSE:HRB) today announced a broad strategic realignment of its field and corporate support organization. Overall, the company expects these changes to decrease annual operating expenses by $140 — $150 million per year by the end of fiscal year 2012.
     Russ Smyth, president and chief executive officer of H&R Block, said, “We operate in a challenging and competitive environment, and to be successful we must find new ways to provide better value to our clients. This requires that we narrow our focus and invest in a few key initiatives that will have the greatest impact on attracting and retaining clients in our retail and digital channels, while eliminating other activities and their related costs.”
     Approximately 400 positions are being eliminated throughout the organization as part of the measure. The company also has closed approximately 400 under-performing tax offices out of its network of 11,000 retail tax locations.
     “Changes like these are never easy and we appreciate the hard work and loyalty of the affected associates,” Smyth said. “However, these steps are necessary to improve our business performance and better serve our clients.”
     H&R Block expects to incur a pre-tax charge for severance-related costs of approximately $28 million, most of which will be incurred in the fiscal quarter ending July 31, 2010.
# # #
Forward Looking Statements
This announcement contains forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation; uncertainties regarding the level of share repurchases; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2009 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
About H&R Block
H&R Block Inc. (NYSE: HRB) is the world’s preeminent tax services provider, having prepared more than 500 million tax returns since 1955. In fiscal 2009, H&R Block had annual revenues of $4.1 billion and prepared more than 24 million tax returns worldwide, utilizing more than 100,000 highly trained tax professionals. The Company provides tax return preparation services in person, through H&R Block At Home™ online and desktop software products, and through other channels. The Company is also one of the leading providers of business services through RSM McGladrey. For more information, visit our Online Press Center at www.hrblock.com.
For Further Information

Investor Relations:	Derek Drysdale, (816) 854-4513, derek.drysdale@hrblock.com
Media Relations:	Jennifer Love, (816)854-4448, jennifer.love@hrblock.com